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Pricing Supplement dated November 7, 1996                         Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                         File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $10,000,000           Stated Maturity Date: November 7, 2003
Issue Price:  See Additional Terms of    Trade Date:  October 25, 1996
              the Notes                  Original Issue Date:  November 7, 1996
Interest Rate:  6.65%                    Net Proceeds to Issuer:  $9,850,000
Interest Payment Dates:  Monthly on the      Discount or Commission:  1.50%
 7th day of each month, commencing December
 7, 1996



________________________________________________________________________________


Day Count Convention:
    [x]  30/360 for the period from November 7, 1996 to November 7, 2003
    [ ]  Actual/365 for the period from               to
    [ ]  Other (see attached)


Redemption:
    [ ] The Notes cannot be redeemed prior to the Stated Maturity Date.
    [x] The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  November 7, 1998
        Initial Redemption Percentage:  100%
        Annual Redemption Percentage Reduction:  Not applicable

Repayment:
    [x] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
    Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
    Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                          ___________________________
                              Merrill Lynch & Co.
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                       ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

         Under the terms of and subject to the conditions of a Distribution Agreement dated as of October 17, 1991, as amended, (the "Agreement"), between TMCC and Merrill Lynch, Pierce, Fenner
& Smith Incorporated ("Merrill"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 98.50% of the principal amount thereof. The distribution of the Notes by Merrill may be effected from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined, in each case, at the time of sale.

              Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.

Redemption

              The Notes are subject to redemption by TMCC, in whole but not in part, on any Interest Payment Date in May or November on or after the Initial Redemption Date stated above, subject to not less than 30 calendar days' prior notice.